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PRICING SUPPLEMENT NO. 118 DATED                        Filed Pursuant to
AUGUST 20, 1998 TO PROSPECTUS DATED                     Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY                  File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED OCTOBER 1, 1997

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series D
                Due 9 Months to 25 Years from date of issue

         Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.

         On June 23, 1998, the Company announced an accounting change for its oil and gas exploration and production subsidiary which required the Company to record a one-time, non-cash reduction of shareholders' equity of about $176 million after tax. As a result of the accounting change, the Company's financial statements for prior periods have been restated. Shareholder equity as restated was $1.787 billion at year-end 1997. Refer to Forms 8-K dated June 23 and July 30, 1998 for further discussion of this accounting change and copies of these restated financial statements.


Aggregate Principal Amount:                  $ 579,000.00
Original Issue Date (Settlement Date):       August 25, 1998
Stated Maturity Date:                        August 15, 2003
Issue Price to Public:                       100.00% of Principal Amount
Interest Rate:                               6.500% Per Annum
Interest Payment Dates:                      September 15 and monthly
                                             thereafter
                                             Commencing September 15, 1998
Survivor's Option:                           [ X ] Yes   [   ] No
Optional Redemption:                         [ X ] Yes   [   ] No

Initial Redemption Date:                     August 15, 2000
Redemption Price:                            100%

                                             Principal Amount of Notes
         Agent                               Solicited by Each Agent

Prudential Securities Incorporated           $  69,000.00
First of Michigan Corporation                $ 110,000.00
J.W. Korth & Company                         $ 400,000.00

         Total                               $ 579,000.00


                                             Per Note Sold by
                                             Agents To Public     Total

Issue Price:                                 $   1,000.00     $ 579,000.00
Agent's Discount or Commission:              $       6.00     $   3,474.00
Maximum Dealer's Discount or
  Selling Concession:                        $      13.00     $   7,527.00
Proceeds to the Company:                     $     981.00     $ 567,999.00



CUSIP Number:  12589QZD1